HUMBOLDT BANK

                 INDEPENDENT SALES ORGANIZATION (ISO) AGREEMENT

                  THIS AGREEMENT (hereinafter "the Agreement") is made between Humboldt Bank ("Bank"), a California state-chartered banking association with its principal place of business at 701 Fifth Street, Eureka, California 95501 and Digital Commerce International, Inc. ("Contractor"), a Corporation with its principal place of business at 404-815 Hornby Street, Vancouver, BC V6Z 2E6, Canada, and is entered into this 8th day of November, 1999 (the "Effective Date").

                                    AGREEMENT

                  IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                               PART 1. DEFINITIONS

              SEC 1.1. DEFINITIONS. As used in this Agreement, unless the context clearly indicates otherwise, the following terms have the meanings hereinafter set forth:

              (a) "Approached Merchant" means any Eligible Merchant that enters into a Merchant Agreement with Bank for participation in the Program and submitted by Contractor.

              (b) "Business Day" means any day other than a Saturday, a Sunday or a day on which the banks in the State of California are authorized by law to close.

              (c) "Card Association" means either VISA U.S.A., Inc. ("VISA") or MasterCard International, Inc. ("MasterCard").

              (d) "Card Association Rules" means the bylaws, rules, regulations and directives of either VISA or MasterCard.

              (e) "Debit Network" means the any regional or national debit network which routes PIN-based transactions through Bank and with respect to which Bank is either a direct or sponsored member.

              (f) "Eligible Merchant" means a merchant which (i) is not a merchant for which Bank is currently providing credit card deposit and account reconciliation services; (ii) is solicited by Contractor to participate in the Program; (iii) has not been previously submitted by any of the persons or entities referred to in Section 2.1(b) of this Agreement; and (iv) meets, in Bank's sole and absolute discretion, the criteria established by Bank in order to participate in the Program.

              (g)  "Equipment"  means  any  and  all  point-of-sale   terminals,
printers for credit card vouchers and related equipment leased to an Approved Merchant pursuant to one or more Leases.

              (h) "FDC" means First Data Corporation, or any other provider of similar services mutually agreed upon between the Parties.

              (i) "ISO" means an Independent Sales Organization, which is a title granted to an entity by VISA as the result of the entity qualifying the VISA to solicit merchants on behalf of one or more financial institutions for the collection and processing of credit card drafts.

              (j) "Lease" means the finance lease entered into between Bank and an Approved Merchant for the leasing by said Approved Merchant of the Equipment.

              (k) "Lessee" means any merchant who, depending upon the context, is submitting or has had approved by Bank, an application for a Lease of Equipment.

              (l) "Merchant Agreement" means that agreement entered into between Bank and an Approved Merchant for participation in the Program.

              (m) "Merchant Discount Amount" shall mean that portion of the amount of bank card drafts or transactions submitted by Approved Merchants and processed through the Program to be paid to Bank as determined by application of the Merchant Discount Rate.

              (n) "Merchant Discount Rate" means a percentage rate to be applied to determine the portion of the face amount of a bank card draft or transaction processed through the Program by Bank under this Agreement to be paid to Bank pursuant to the Merchant Agreement with the Approved Merchant submitting such bank card draft or transaction.

              (o) "MSP" means a Member Service Provider which is a title granted to an entity by MasterCard as the result of the entity qualifying with MasterCard to solicit merchants on behalf of one or more financial institutions for the collection and processing of credit card drafts.

              (p) "Net Sales" equals gross sales minus returns of Visa and MasterCard transactions. Net Sales specifically exclude transactions from any other card types.

              (q) "Program" means the activities conducted by Bank pursuant to this Agreement, Card Association Rules and the rules and regulations of the Debit Networks, whereby Bank acquires credit card and debit card sales drafts and transactions from Approved Merchants and provides the necessary credit and debit card processing services and support systems.

                         PART 2. ENGAGEMENT OF SERVICES

              SEC. 2.1. ENGAGEMENT OF CONTRACTOR.

              (a) Subject to the provisions of this Agreement, Bank grants to Contractor and Contractor hereby accepts, the privilege and right to solicit Eligible Merchants on behalf of Bank to participate in the Program as Approved Merchants and/or to enter into Leases of the Equipment with Bank. Bank expressly reserves the right to designate, in its sole discretion, the depository financial institution in connection with each and every Merchant Agreement.

              (b) Nothing in Section 2.1(a) or in any other provision of this Agreement shall preclude Bank from entering into one or more similar agreements with any other person or entity, nor the direct solicitation by Bank or any third party of merchants to participate in Bank's bankcard transactions processing activities (including Bank's Lease program).

  PART 3. PROVISIONS RELATING TO BOTH MERCHANT BANKCARD AND LEASE SOLICITATIONS

              SEC. 3.1. ADMINISTRATION BY BANK.

              (a) Bank shall have administrative responsibility and control of any and all matters in connection with this Agreement other than those expressly stated to be the responsibility of Contractor pursuant to this Agreement.

              (b) Bank will facilitate merchant deposits for each Approved Merchant by opening the necessary merchant deposit accounts or providing merchant deposit services through use of the Automated Clearing House (ACH).

              (c) All applicable materials and information necessary or appropriate for each application shall be provided Contractor by Bank or other sources designated by Bank, in Bank's sole discretion. Bank will charge Contractor a reasonable fee for said material.

              SEC. 3.2. SOLICITATION BY CONTRACTOR.

              (a) Contractor will solicit, on behalf of Bank, Eligible Merchants to become Approved Merchants. Except with Bank's prior written approval, which may be withheld in Bank's sole discretion, Contractor shall not knowingly solicit any merchant which does not meet Bank's credit criteria for Eligible Merchants then in effect and communicated in writing by Bank to Contractor. Contractor acknowledges that such credit criteria may be changed by Bank from time to time, in Bank's sole discretion.

              (b) Contractor will solicit, on behalf of Bank, Eligible Merchants who do not possess the necessary or appropriate equipment for proper participation in the Program to enter into Leases of Equipment with Bank, and will present to Bank all Leases executed thereby. Contractor understands that all credit standards and funding and Lease factors applicable to Leases are at Bank's sole discretion and may be changed from time to time. Bank will give Contractor prior written notice of any such changes. Contractor further understands, and agrees to so inform all merchants who submit executed Leases under this Section 3.29b), that such submittals are applications only and that all such applications are subject to acceptance by Bank at Bank's sole discretion.

              (c) Contractor shall disclose Bank's identity and location to each merchant solicited by Contractor, and shall in no way suggest imply or infer that Contractor itself is a member of the VISA and/or MasterCard networks and/or any Debit Network; provided, however, that if Contractor is an ISO or MSP, Contractor may identify itself as such.

              (d) Contractor shall also initiate and conduct, in accordance with all rules, regulations and laws governing the activities of Bank, such security activities as are agreed to between Contractor and Bank in writing from time to time.

              (e) Contractor may not implement any marketing promotion for the purpose of soliciting Eligible Merchants and Lessees, and/or establishing and maintaining participation by Approved Merchants in the Program, without Bank's prior written approval thereof. Except as otherwise expressly agreed in writing, Contractor shall be solely responsible for its own expenses, of whatever nature, incurred in developing and implementing its marketing promotions.

              (f) Contractor shall submit to Bank, in legible form, all materials and information required for Bank's review of an Eligible Merchant's application including, but not limited to, (i) a proposed Merchant Agreement and/or Lease, as the case may be, properly completed and executed by the applicant, and (ii) properly completed, signed and verified training outlines and setup forms, in such form and content as may be required by Bank from time to time in Bank's sole and absolute discretion.

              (g) Each proposed Merchant Agreement and/or Lease submitted by Contractor to Bank shall include the genuine signature of an authorized representative of the applicant. Additionally, Contractor shall certify with respect to each Merchant Agreement and Lease submitted to Bank that (i) Contractor or its authorized representative has completed a physical inspection of the applicant's business premises and reviewed the detailed description of the type of business provided on the merchant setup documentation, and (ii) to the best of Contractor's knowledge, information and belief, the applicant is legitimately engaged in a bona fide business operation and is not engaged to any operation with the intent to defraud Bank or any other person or entity.

              (h) Contractor may charge applicants whatever application fee Contractor deems appropriate, and agrees to remit to Bank, for each applicant, the application fee specified in Exhibit A, as amended. The application fee must be clearly identified to the applicant as non-refundable. Any application submitted without the application processing fee set forth in Exhibit A will be deemed incomplete and placed on hold.

              (i) Contractor shall cause each Approved Merchant to receive complete training and terminals for use in connection with the Program within two (2) weeks following receipt by Contractor from Bank of account setup materials for such Approved Merchant, subject to equipment availability and merchant authorization.

              (j) Bank reserves the right to refuse any transaction offered by Contractor.

              SEC. 3.3. APPROVAL/CANCELLATION BY BANK OF MERCHANTS.

              (a) Bank shall approve, approve subject to such limitations as Bank may choose to impose, or disapprove the application of each applicant to become an Approved Merchant and/or Lessee under the Program. All decisions regarding the acceptance and/or conditions of acceptance of any such application, entering into a Merchant Agreement or Lease with a merchant, rejecting any such application, or refusing to accept one or more applications for any reason whatsoever, shall be in the sole and absolute discretion of Bank.

              (b) Bank agrees to use its best efforts to achieve merchant approval or declination within forty-eight (48) hours of receipt from Contractor of a completed and properly executed merchant application.

              (c) Bank, in its sold and absolute discretion, may cancel any Merchant Agreement between Bank and an Approved Merchant in accordance with its terms and provisions as Bank deems appropriate, without prior consultation with Contractor.

              SEC. 3.4. OTHER DUTIES OF CONTRACTOR.

              (a) Contractor shall be responsible for the payment of any registration fee (including, but not limited to, any registration fee required of an ISO or MSP, if applicable) required of it in order to perform its services pursuant to this Agreement.

              (b) Contractor shall be responsible, at Contractor's sole expense, for all electronic terminal hardware installed at Approved Merchants' locations and for all related charges and expenses including, but not limited to, purchase installation, on-site training and ongoing maintenance for and customer service to Approved Merchants. All Equipment installed at Approved Merchant locations shall be of a type approved by Bank and compatible with Bank's credit card processing system.

              (c) Contractor shall timely furnish Bank any and all information and materials that Bank may from time to time reasonably request in connection with all matters contemplated by this agreement. Contractor also shall take all such action as Bank may from time to time reasonably request in order to ensure that all matters contemplated by this Agreement comply with applicable legal requirements, of whatever nature.

              (d) Contractor shall make available, within (7) days of any request by Bank, VISA, MasterCard or any regulatory agency, all records and documents within Contractor's control that relate to the services provided by Contractor. Contractor agrees that Bank, VISA, MasterCard or an appropriate regulatory agency each has the right to inspect any business location of Contractor at any reasonable time to ensure full compliance by Contractor of the provisions of this Agreement and of all applicable rules and regulations of VISA and MasterCard. Contractor shall cooperate with any and all audits and/or reviews of Contractor by Bank, VISA, MasterCard or such regulatory agency at any time, and agrees to reimburse Bank for any amount Bank pays or is required to pay to cover the cost of any inspection, audit or review.

                  PART 4. MERCHANT BANKCARD PROGRAM PROVISIONS

              SEC. 4.1. MINIMUM NUMBER OF APPLICATIONS. Contractor shall submit a minimum of 75 complete applications per month to Bank.

              SEC. 4.2. FURTHER DUTIES OF BANK RELATING TO BANKCARD PROGRAM.

              (a)  Bank  shall  provide   deposit  and  account   reconciliation
services, chargeback processing, customer service, terminal support, risk monitoring and collection services for all merchant accounts.

              (b) Bank shall be responsible for, and shall pay, the following fees and charges relating to this Agreement: (i) VISA, MasterCard and debit interchange charges, transaction charges and frequency charges; (ii) all third party processing charges (such as, but not limited to, those of FDC); and (iii) Automated Clearing House (ACH) fees incurred in connection with the transmittal by Bank of funds to Approved Merchants.

              (c) On or before twentieth (20th) calendar day of each calendar month, Bank shall provide all of the following information to Contractor for the preceding calendar month: (i) the total number of open accounts of Approved Merchants; (ii) Net Sales in dollars by all Approved Merchants for the prior calendar month; (iii) the total Merchant Discount Amount and fees charged to and collected from each Approved Merchant individually, and from all Approved Merchants collectively; and (iv) that portion of the Merchant Discount Amount and fees to be paid to Contractor by Bank for each Approved Merchant individually, and for all Approved Merchants Collectively.

              (d) Bank agrees that at all times hereunder it shall maintain in good standing its memberships with VISA, MasterCard and any and all other entities required to allow Bank to serve as an acquirer for Approved Merchants, and will provide Contractor the authority to participate as a third party merchant service provider.

              SEC. 4.3. COMPENSATION.

              (a) As compensation for the performance of its services pursuant to this Agreement, Contractor shall be entitled to receive discount income a specified on Exhibit A. Said compensation shall be computed daily by Bank and paid to Contractor by the twentieth (20th) calendar day of the following calendar month.

              (b) Notwithstanding the termination of this Agreement, so long as Contractor is not in violation of Section 7.7(a) Contractor shall be entitled to continue to receive compensation as set forth in Exhibit A; provided, however, that in the event Contractor violates, or permits the violation of, Section 7.7(a), Contractor shall not be entitled to any further compensation whatsoever under this Agreement.

              (c) The provisions of this Section shall survive termination of this Agreement.

              SEC. 4.4. RESPONSIBILITY FOR MERCHANT CHARGEBACKS AND OTHER LOSSES. Bank shall have full recourse to Contractor, and Contractor shall be liable to Bank, for fifty percent (50%) of any merchant chargeback or other loss to Bank (including, without limitation, failure to properly provide services pursuant to Sections 3.2 and

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              SEC. 5.2. FUNDING OF LEASE.

              (a) Bank agrees to purchase from Contractor all Equipment appropriate to each Lease accepted and funded by Bank pursuant to this Agreement, subject to lease price ceilings in effect at the time of purchase, at the gross price set forth on Contractor's invoice therefor less that percentage which is applicable to the Grade assigned to the Lessee, as such Grades and percentages are set forth in Exhibit B (the net of which is referred to hereinafter as the "Bank Purchase Price"). Bank's current lease price ceilings are set forth in Exhibit B. Bank has the sole discretion to establish and/or amend such lease price ceilings, Grade definitions and percentage discounts relating thereto, at any time upon fourteen (14) days' advance written notice to Contractor.

              (b) Upon funding a Lease Bank will transmit to a deposit account designated by Contractor, by ACH transmission or direct deposit, said Bank Purchase Price less: (i) the first month's payment due under the Lease; (ii) any other amounts required as advance payments under the Lease, and (iii) applicable taxes, which will be paid by Bank.

              SEC. 5.3. PAYMENT OF TAXES. Bank shall pay all applicable state and local sales and use taxes relating to the Equipment on each Lease presented and accepted.

              SEC. 5.4. MAINTENANCE/SERVICE OF THE EQUIPMENT. Contractor will perform or cause to be performed, at no cost to Bank, all maintenance and service on the Equipment required under warranties or any maintenance contacts. After the expiration of such warranties or maintenance contractors, Contractor will perform or cause to be performed all maintenance and service on the Equipment reasonably requested by Bank at reasonable costs.

              SEC. 5.5. FIRST PAYMENT DEFAULT. If any Lessee fails to pay in full the first payment due, other than any payment made at the time of Lease funding, within fifteen (15) days from its due date, or if a Lessee's first authorized ACH debit is declined by its bank or other financial institution (unless the reason for the decline was due to Bank's error), and if Bank's normal collection efforts do not result in Bank's receipt of such full payment, Contractor agrees to repurchase the Lease from Bank within fifteen (15) days after notice thereof from Bank for the Bank Purchase Price (as defined in Section 5.2(a)), plus a handling charge of one hundred dollars ($100.00).
Contractor agrees that, at Bank's option, such amount will be either (a) separately remitted by Contractor to Bank within ten (10) calendar days after demand therefor by check or other draft acceptable to Bank, or (b) charged by Bank against other payments due Contractor from Bank. If such payment is not received within fifteen (15) days of demand, the payoff amount will be the greater of the amount set forth immediately above in this section or the net payoff plus one hundred dollars ($100.00). If payment is not made within thirty
(30) days of demand, a Small Claims Court action will be filed by Bank.

              SEC. 5.6. WARRANTIES RELATING TO LEASES. Contractor hereby agrees that, by the presentation of any Lease by Contractor to Bank, Contractor is warranting and representing to Bank all of the following:

              (a) The Lessee, on or before executing the Lease, has received a true copy of the Lease and has been informed in writing of the identity of the supplier of the Equipment.

              (b) The Equipment description in the Lease is complete and accurate in all respects.

              (c) (i) The  Equipment  described  in the Lease is not  defective;
(ii) Contractor has good and marketable title thereto; (iii) the Equipment is not subject to any defense (including, without limitation, claims of nonconformity or offset by the Lessee); and, (iv) following Bank's purchase thereof, Bank will have good title to the Equipment free and clear of all claims, liens or encumbrances except as previously disclosed in writing to Bank.

              (d) No portion of the money required to commence the Lease has been advanced, loaned or rebated by Contractor to the Lessee, and Contractor has not entered into any separate agreement with the Lessee or any officer, director, employee, agent or guarantor of the Lessee without the prior knowledge and written approval of Bank.

              (e) CONTRACTOR HAS MADE NO CLAIM OR REPRESENTATION WHICH IS NOT SPECIFICALLY SET FORTH IN THE LEASE. Contractor further warrants to Bank that all claims, representations, warranties or statements made by Contractor to Bank and to the Lessee are true and correct and are not false, misleading or fraudulent in any respect, whether by direct statement or omission. If there is any claim of misrepresentation of either or both the Lease Agreement or the Merchant Agreement, Contractor agrees to repurchase the Lease from Bank for the total of the Lease payments remaining at the time of such claim (whether or not such Lease payments are then currently due and payable), less the unearned income thereon less fifteen percent (15%) of the Contractor's original invoice therefore, plus a handling charge of one hundred dollars ($100.00). Contractor agrees that, at Bank's option, such amount will be either (i) separately remitted by Contractor to Bank within ten (10) calendar days after demand therefor by check or other draft acceptable to Bank, or (ii) charged by Bank against other payments due Contractor by Bank.

              (f) All financial information and all trade, bank and credit ratings received by Contractor have been provided to Bank. No negative financial information or ratings have been altered, deleted from the package submitted to Bank by Contractor, or otherwise withheld from Bank.

              (g) All signed documents submitted to Bank by Contractor were duly executed by the person(s) purported to have executed such documents, and all such documents (i) are valid, legal, enforceable and binding on the Lessee or guarantor, as the case may be; (ii) comply with all applicable laws; and (iii) are complete, genuine and without alteration or omission.

              (h) All signatures on each document were personally witnessed by Contractor, or by an employee, agent or other authorized representative of Contractor. If any claim of forgery, unauthorized signature or other matter involving the authenticity of the Lessee's or any guarantor's signature arises during the term of the Lease, Contractor agrees to repurchase the Lease from Bank for the total of the Lease payments remaining at the time of such demand (whether or not such Lease payments are then currently due and payable ), less the unearned income thereon and less fifteen percent (15%) of the Contractor's original invoice therefore, plus a handling charge of one hundred dollars ($100.00). Contractor agrees that, at Bank's option, such amount will be either
(1) separately remitted by Contractor to Bank within ten (10) calendar days after demand therefor by check or other draft acceptable to Bank, or (2) charged by Bank against other payments due Contractor by Bank.

              PART 6. OTHER WARRANTIES AND INDEMNIFICATIONS

              SEC. 6.1. MUTUAL WARRANTIES. Each Party to this Agreement warrants to the other Party all of the following: (a) it is duly organized and validly existing under the laws of the state wherein its principal offices re located and is in good sanding in every other state where it is doing business; (b) it has all necessary rights, title, license and authority to enter into this Agreement; (c) the persons(s) signing this Agreement on its b4ehalf has full authority to bind it to the terms and conditions hereof; (d) performance by it of its duties and obligations under this Agreement has been duly authorized by all necessary action, will not violate any provision of its organization documents, or any amendment thereof, or constitute or result in a violation or breach under, nor conflict with, any statute or other law, any order or ruling of any court or tribunal, or any rule or regulation of any administrative agency or regulatory authority; and (e) with or without the lapse of time after the giving of notice by a third party, will not violate any provision of, nor constitute or result in a violation or default under, or conflict with any contract, agreement, lease instrument or other undertaking to which it is a party or by which it or any of its properties or assets may be bound or affected.

              SEC. 6.2. SEPARATE WARRANTIES BY CONTRACTOR. Contractor hereby represents and warrants to Bank all of the following: (a) it has received, understands, and will comply fully with all requirements of VISA, MasterCard and Debit Networks; (b) it will conform to and comply with all federal and state laws and regulations that are applicable to Contractor's provision of service and performance of its obligations set forth in this Agreement (provided, Contractor may, in good faith, contest the applicability, validity or construction of any law or regulation in connection with the provision of services and performance of its obligations set forth in this Agreement when expressly authorized by Bank to do so); (c) adequate and property training will be provided to contractor's marketing representatives for the conduct of on-premise investigations in accordance with Section 3.2(g), and that Contractor shall maintain records reflecting such training; (d) in carrying out its obligations hereunder, Contractor will perform all of its obligations set forth in this Agreement to the best of its ability, that all information transmitted to Bank by Contractor or by any agent, employee, subcontractor or other representative of Contractor shall be accurate, and that all services provided by Contractor shall be performed with due care.

              SEC. 6.3. SEPARATE WARRANTY BY BANK. Bank hereby warrants to Contractor that Bank will comply with all applicable laws and regulations regulating banks as acquirer's of credit card and debit card transactions, and commercial finance lessors.

              SEC. 6.4. INDEMNIFICATION OF BANK BY CONTRACTOR. Contractor agrees to indemnify, defend, and hold harmless Bank and Bank's employees, officers, directors, shareholders, agents, corporate parents and affiliates against any and all claims, liabilities, losses, damages, costs or expenses (including, without limitation, fees and expenses of attorneys and consultants and court costs) of third persons or entities either directly or indirectly related or attributable to (a) Contractor's negligence or wrongful act in its performance under, or Contractor's breach of, this Agreement or any provision hereof, or (b) to any such action of Contractor in any way associated with or related to this Agreement. This indemnification obligation of Contractor shall include, without limitation, any and all claims for contractual, tortious, exemplary, punitive or statutory damages of any nature whatsoever and any and all injunctive or other equitable relief.

              SEC. 6.5. SURVIVAL. The warranties and indemnifications set forth in this Part6 shall survive any termination of this Agreement.

  PART 7. GENERAL TERMS RELATING TO BOTH MERCHANT BANKCARD AND LEASE PROVISIONS

              SEC. 7.1. RELATIONSHIP OF PARTIES.

              (a) Contractor is an independent contractor. Nothing herein shall be construed to imply the existence of a partnership or joint venture between Contractor and Bank, nor to make Contractor an agent of Bank for tax or other purposes, Neither Contractor nor any of its directors, officers, employees or agents, under any circumstances or conditions, shall represent, claim to be or imply that Contractor or any of its directors, officers, employees or agents or directors, officers, employees or agents or Bank, nor that Contractor or any of its directors, officers, employees or agents has any right, power or authority to create any obligation, express or implied, on behalf of or binding upon Bank.

              (b) Contractor may employ such personnel as Contractor deems necessary to complete performance. Bank may not direct Contractor's employees. Contractor takes full responsibility for paying all compensation and expenses of its employees and/or subcontractors, including (but not limited to) all related local, state and federal taxes, unemployment insurance, Social Security/Medicare, disability insurance, and other applicable withholdings, payroll taxes, and workers' compensation insurance premiums.

              SEC. 7.2. EXPENSES OF CONTRACTOR. All expenses whatsoever incurred by Contractor under this Agreement shall be Contractor's sole responsibility, and neither Bank nor its assigns shall be liable therefore.

              SEC. 7.3. TERM.  This Agreement shall continue for a period of one
(1) year commencing on the Effective Date, but may be terminated without cause by either Party upon ten (10) days' written notice, or sooner at the election of he non-defaulting Party if a Party has materially breached this Agreement or any other agreement between the Parties. Thereafter, unless earlier terminated, this Agreement shall automatically renew for consecutive additional one (1) year terms on each anniversary of the Effective De unless either Party gives written notice to the other on or before thirty (3) calendar days immediately preceding the expiration date of the then-current term.

              SEC. 7.4. TERMINATION AND ADJUSTMENT PRIVILEGES. In addition to the provisions of Section 7.3, it is expressly understood and agreed that this Agreement may be terminated at any time during its initial term and any renewal term as follows:

              (a) Unless Contractor obtains the prior written approval of Bank, which Bank may not unreasonably withhold, Bank may terminate this Agreement upon thirty (3)) calendar days' written notice to Contractor upon the occurrence of either of the following events: (i) Contractor merges or is consolidated, or enters into an agreement to merge or consolidate, into or with any other entity; or (ii) Contractor fails to maintain its good standing in each jurisdiction where it conducts its business.

              (b) Bank may, by giving written notice thereof to Contractor, immediately terminate this Agreement upon the occurrence of an Event of Default. For purposes of this Agreement, "Event of Default" shall mean the occurrence of any of the following: (i) A representation made by Contractor in this Agreement or otherwise in connection therewith proves to be false or misleading in any material respect, or (ii) Contractor materially or repeatedly defaults in the performance or observance of any of its duties and obligations under this Agreement.

              (c) Either Party may immediately terminate this Agreement at any time if the other Party ceases conducting business in the ordinary course or files any petition in bankruptcy or reorganization or debt consolidation under federal bankruptcy laws or under any comparable law by or against the other Party, or upon the other Party's making of an assignment of any of its assets for the benefit of creditors, or upon the application by the other Party for the appointment of a receiver or trustee of its assets.

              (d) In the event that a change is made to the Program by Bank which, in Contractor's reasonable judgment, is materially adverse to Contractor under this Agreement and Bank fails to revoke such change within fifteen (15) business days after a written request therefor from Contractor, Contractor may upon at least thirty (3) calendar days' written notice to Bank terminate this Agreement; provided that from and after any notice of termination given by Contractor pursuant to this Subsection (d), Contractor's duties and obligations under this Agreement s they existed immediately prior to such change shall be unaffected by the change until such termination of this Agreement becomes effective. For purposes of this Subsection, a change in the Program is "materially adverse" if and only if; (i) the change is of a substantial and material nature and materially impairs Contractor's ability to perform its obligations under this Agreement as such existed immediately prior to such change; and (ii) within thirty (30) calendar days of written notice from Bank that the change or a substantially similar change is proposed to be made, Contractor notifies Bank that, in Contractor's judgment, the proposed change meets the standard specified in clause (i) immediately above.

              (e) Bank may terminate this Agreement upon 30 calendar days' written notice to Contractor (except where Bank reasonably believes such a delay would cause serious adverse consequences to Bank, in which case Bank may act immediately upon written notice to Contractor) if, at any time, Bank determines, in its sole and absolute judgment, that (i) the business reputation of Bank is, or is threatened to be, adversely affected by the quality of services rendered by Contractor or its agents hereunder or by the reputation of Contractor, or both, or (ii) that further performance of services by Contractor hereunder will have an adverse financial impact upon Bank for any reason.

                  (f) In the event that the performance or observance by either Party of any of the terms or provisions of this Agreement is determined to be unlawful or in violation of any federal, state or local statute, law, ordinance, regulation or rule, said Party shall seek to cure the illegality or violation within thirty (30) calendar days following the date that such Party is first informed of such violation or illegality. If such cure is not effected within such thirty (30) calendar day period, either Party may thereupon terminate this Agreement upon written notice to the other Party.

              (g) This Agreement shall terminate automatically in the event of termination of Bank's applicable VISA and/or MasterCard license or its membership in VISA and/or MasterCard, or both, or in the event of de-registration of Contractor by VISA and/or MasterCard.

              SEC. 7.5. BREACH; REMEDIES.

              (a) In the event that either Party defaults in any of its obligations under this Agreement, in addition to any other remedies provided by this Agreement or applicable law (including, without limitation, termination), the non-defaulting Party shall be entitled to recover from the defaulting Party any and all costs, damages and liabilities which it incurs or may incur on account of such default, including, without limitation, reasonable attorneys' and consultants' fees and expenses and costs incurred in connection with any proceeding relating to such default. The provisions of this Section 7.5(b) shall survive any termination of this Agreement.

              (b) Each Party specifically acknowledges and agrees that the rights, interests and privileges of the other Party set forth in this Agreement are unique attributes of that Party and may not be quantified in terms of monetary value. The Parties each acknowledge and agree that any violation of its covenants set forth herein is likely to result in a remedy for damages being inadequate to protect the rights, interests and privileges of the injured Party and is likely to result in irreparable harm. Accordingly, the Parties specifically agree that, in addition to any and all rights and remedies for damages, the injured Party shall have injunctive or similar equitable remedies available to it for any such violation. The provisions of this Section 7.5(c) shall survive any termination of this Agreement.

              SEC. 7.6 SEPARATE BREACH PROVISIONS RELATING TO LEASES; REMEDIES. With respect to any Lease, Contractor agrees that in the event that:

              (a) Bank or any of its assigns discovers any breach of any warranty or representation made by Contractor pursuant to the provisions of
Section 5.6 of this Agreement;

              (b) Bank or any of its assigns discovers that Contractor misrepresented any material fact pertaining to the Lessee, related Merchant Agreement of the Lease; or (c) a Lessee claims that Contractor breached any representation or warranty in connection with the Lease and/or Merchant Agreement, then Contractor will unconditionally repurchase the Lease from Bank or its assigns for an amount equal to the monthly Lease payment multiplied by the number of remaining months due at the time of the repurchase demand, whether or not such Lease payments are then currently due and payable, less the unearned income thereon and less fifteen percent (15%) of the Contractor's original invoice therefore, plus a handling charge of one hundred dollars ($100.00). Contractor agrees to separately remit said repurchase amount to Bank by check or other draft acceptable to Bank within ten (10) calendar days after demand therefor.

              SEC. 7.7. NON-INTERFERENCE BY CONTRACTOR

              (a) So long as this Agreement remains in effect and for a period of at least three years after termination of this Agreement, Contractor shall not permit any subsidiary, affiliate or successor in interest, or any of its shareholders, directors, officers, employees, agents or nominees, or members of their immediate families, to interfere, in any manner whatsoever, either directly or indirectly by any arrangement whatsoever, with Bank's contractual rights and interests under any Merchant Agreement or Lease, or to cause or attempt to cause any Approved Merchant to engage in bankcard transaction processing through any person or entity other than Bank.

              (b) Contractor agrees to exercise its best efforts to not violate the provisions of Section 7.7(a) by its own act or omission or by permitting the act or omission of any other person or entity described in Section 7.7(a); however, if Contractor directly or indirectly violates the provisions of Section 7.7(a) and Bank so notifies Contractor, Contractor will have thirty (30) calendar days to rectify the violation.

              (c) This Section 7.7 shall survive termination of this Agreement.

              SEC. 7.8. CONFIDENTIALITY

              (a) Each party may, in the course of performance of its obligations under this Agreement, find it necessary or appropriate to furnish to the other Party, or may find it has access to, certain confidential information about or proprietary material regarding the Program or regarding the customers, business plans or other proprietary information of the other Party (hereinafter referred to collectively as "Confidential Information"). Confidential Information of each Party shall include, without limitation, that Party's marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments, any and all lists of Approved Merchants' names and addresses, and other similar confidential and/or proprietary information and materials.

              (b) Each Party shall at all times maintain, and cause its directors officers, employees servants, agents and representatives to maintain, the confidentiality of all Confidential Information. Neither Party shall sell or otherwise convey any of the other Party's Confidential Information or materials to any third party other than potential Eligible Merchants (with respect to materials and information previously approved by Bank for such purposes) without the prior written approval of the proprietor of such Confidential Information, and each Party shall exercise all precautions reasonably necessary to prevent access to such information or materials buy any such third party. Neither Party shall disclose, furnish or use such information or materials for any purpose whatsoever other than those specifically contemplated herein. Each Party agrees that during the term of this Agreement and thereafter, it shall exercise its best efforts to prevent its agents, employees and subcontractors from using any Confidential information to which it becomes privy.

                  (c) All Confidential Information furnished by either Party to the other Party in connection with this Agreement is the exclusive property of the originating Party and, at the request of the originating Party or upon the termination of this Agreement.

              SEC. 7.9. USE OF TRADEMARKS. Contractor has no right to use and shall not use Bank's trademark, name or any other proprietary designation of Bank in advertisements, as a reference or otherwise, without the express written permission of Bank. The provisions of this Section 7.9 shall survive any termination of this Agreement

              SEC. 7.10. NOTICES Any notice that either Party is required or may desire to deliver shall be delivered as follows:

              (a) If the notice relates to any breach or the termination of this Agreement, by United States certified or registered mail, postage prepaid and return receipt requested; by private carrier with guaranteed overnight delivery; or by facsimile transmission with a confirming copy sent by United States certified or registered mail, postage prepaid and return receipt requested, addressed as set forth in Section 7.10(c).

              (b) If the notice relates to any other matter, by facsimile or e-mail transmission, addressed as set forth in Section 7.10(c).

              (c) All notices shall be addressed as follows:

If to Bank:                                    If to Contractor:
Humboldt Bank                                  c/o Digital International Inc.
Merchant Services                              Jack Combs
605 K Street                                   404-815 Hornby Street
Eureka, CA  95501                              Vancouver, BC V6Z 2E6
Fax No:  (707) 445-4927                        Canada
Attn:  Ken Musante. V.P.

              (d) In the event of transmission by facsimile, e-mail or private carrier, such notice shall be deemed delivered on the first business day following the transmission, provided that the sender can reasonably demonstrate its receipt.

              (e) Either party may designate a different address to which notices are to be sent by a writing sent to the other Party as provided by this
Section 7.10.

              SEC. 7.11. ASSIGNMENT. This Agreement is personal to Contractor and may not be assigned, transferred, shared or divided, in any manner, without the prior written consent of Bank, and any such attempt without Bank's written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, personal representatives, successors and assigns.

              SEC. 7.12. EXCUSABLE DELAYS AND FORCE MAJEURE. Any delay in performance by either Party hereto of its obligations hereunder shall be excused when such delay is due to any cause or event of any nature whatsoever beyond the reasonable control of such Party including, without limitation, any act of God; any fire, flood, or weather condition; any earthquake; or any act of a public enemy, war insurrection, riot, explosion or strike; provided, that written notice thereof must be given by such Party to the other Party within ten (10) calendar days after occurrence of such cause or event.

              SEC. 7.13. CONSTRUCTION OF AGREEMENT

              (a) Any exhibit referred to herein and attached hereto is hereby expressly incorporated herein in its entirety and made a part of this Agreement. All defined terms under this Agreement shall have the same meanings in any exhibit referred to herein, except that, in the event of any conflict between any of the provisions of such exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

              (b) In the event of any inconsistency between any provision of this Agreement with applicable Card Association rules, the applicable Card Association rules shall be afforded precedence and shall apply.

              (c) This Agreement shall be construed as to its fair meaning and not strictly for or against either Party.

              (d) The respective rights and remedies of Bank and Contractor under this Agreement shall be cumulative, and the exercise or partial exercise of any such right, remedy or privilege shall not preclude the exercise of any other right, remedy or privilege. The non-exercise or partial exercise by either Party of any right, remedy or privilege under this Agreement shall no impair or preclude the future exercise by that Party of that same or any other right, remedy or privilege under this Agreement. The provisions of this Section 7.13(d) shall survive any termination of this Agreement.

              (e) No failure or delay of either Party in exercising any right or power given to it under this Agreement shall operate as a waiver thereof. No waiver of any term, covenant, condition or obligation of this Agreement, or any breach thereof, shall be effective unless granted in writing. The waiver by any of the Parties of any term, covenant, condition or obligation herein contained, or of any breach thereof, shall not be deemed to be a waiver of any other term, covenant, condition or obligation herein contained or of any prior, concurrent or subsequent right hereunder. The provisions of this Section 7.13(e) shall survive any termination of this Agreement.

              (f) Unless otherwise provided in this Agreement, consent and approval, when required hereunder on the part of either Party, shall not be unreasonably withheld.

              (g) The captions in this  Agreement are for  convenience  only and
shall  not  be  considered  a  part  hereof  nor  affect  the   construction  or
interpretation of any provision hereof.

              (h) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same document.

              SEC. 7.14. LAW GOVERNING; VENUE; ATTORNEYS' FEES

              (a) This Agreement shall be interpreted and construed according to the laws of the State of California.

              (b) The Parties agree and consent that, in the event of any litigation arising out of or related to this Agreement, any state or federal court having jurisdiction in Humboldt County, State of California, shall have jurisdiction and be the proper venue for the determination of all controversies and disputes arising hereunder. The prevailing Party shall be entitled, in addition to such other relief as may be granted, to recover its reasonable attorneys' fees and costs at trial, and on any appeal therefrom.

              SEC. 7.15. SEVERABILITY. If a court if competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstances, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provisions shall be deemed to be modified to be within the limits of enforceability or validity; provided, however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

              SEC. 7.16. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the Parties with respect to this subject matter, and shall supersede and cancel all prior offers, negotiations and agreements between the Parties thereon, whether written or oral. Accordingly, this Agreement now constitutes the complete and exclusive statement of the terms and conditions between the Parties covering the performance hereof, and may not be altered, modified or supplemented except by a writing duly executed by each Party; provided, notwithstanding the foregoing, that Bank shall have the right to amend the provisions set forth in Exhibit A hereto upon thirty (30) calendar days' notice to Contractor.

              IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement by their respective officers as of the day and year set forth below.

Humboldt Bank                              Contractor

By:  _________________________________     By:  ________________________________

Title:  ______________________________     Title:  _____________________________

Date:  _______________________________     Date:  ______________________________

                                    EXHIBIT A

                                     ISO-50%

     1. (a) As compensation for the performance of its services pursuant to this Agreement, ISO shall be entitled to receive fifty percent (50%) of the net profits of the Program. For purposes of this section, "net profits" are defined to mean the total of all Merchant Discount Amounts and merchant discount rate collected by Bank from Approved Merchants each month pursuant to Bank's agreement with such Approved Merchants under the Program, but excluding application income less any ACH rejects, merchant losses, chargebacks and expenses incurred by Bank in the administration of the Program including, but not limit4ed to, any and all VISA and for MasterCard costs or fees, third party processor fees, and Bank Administrative fees.

     (b) Should such amount be less than zero, then nothing shall be paid to ISO until such time that the sum of the "net profits" for the immediately succeeding months becomes positive. For example purposes only, should the "net profits" during months 4, 5, 6, and 7 equal $50, ($75), ($25) and $200, then ISO shall be paid $25, ($37.50), ($12.50), and 100 in each of those months respectively.

     (c) Administrative Overhead Fees, including:

Item                               Item Cost                      Merchants'Cost
----                               ---------                      --------------
Monthly Min                                                        $25.00
Statement Fee                                                      $10.00
Per Merchant ETC Help Desk
Monthly Statement
Merchant on File
Various FDR Reporting to Bank
On line Transactions
CD ROM's                           $3.50 per merchant/per month
FDR 56 KBPS Data Line
Merchant Assistance Voice Calls
Merchant Hot Call/Code 10
Sales Tax
Imprinter Plates
Discover Adds
Humboldt Bank Fraud Control        $4.00 per merchant/month
Humboldt Bank Customer Service     $4.00
Humboldt Bank Accounting           $1.50
Bank Reporting                     $1.50
Humboldt Bank Chargeback Fee       $15.00                          $25.00


     (d) Visa U.S.A. & MasterCard International Interchange Table:

Item                                                         Cost
----                                                         -----
Visa
Visa CPS/Retail - Credit                                     1.38% + $0.05
Visa CPS/Retail - Ken-Entered                                1.80% + $0.10
Visa Dues & Assessments                                      .084%
FDR Authorization & Data Capture                             $0.10
Address Verification Service (AVS) Fee                       $0.05
MasterCard
MasterCard Merit III (70, 80)                                1.36% + $0.10
MasterCard Key-Entered (92)                                  1.85% + $0.10
MasterCard Dues and Assessments                              .084%
FDR Authorization & Data Capture                             $0.10
Address Verification Service (AVS) Fee                       $0.05


     2. Discount/Floor Limit: ISO shall be allowed to sign-on merchants at or above the discount rate and transaction fees stated below for Retail, MO/TO, and Internet Merchants:

Floor Limit              Merchant Classification

1.60% + $0.15     For retail  locations  where at least 70% of the  transactions are swiped through the terminal.

1.52% + $0.18     For retail  locations  where at least 85% of the  transactions are swiped  through the terminal and are contained on Humboldt
                  Bank's "Select Retail Merchant List."

2.29% + $0.23    For  mail  or  telephone  order  merchant   locations  or  any
                  merchants that swipe less than 70% of their transactions.

2.29% + $0.23     For Internet Merchants ("Note:  Excludes CyberCash Transaction
                  Fee, see CyberCash below.)


     3. Application Fees:

Item                                                                    Cost
----                                                                   -------
Application Fee, per merchant application                               $40.00
Application Fee, additional location or Merchant Conversion*            $15.00
Application Fee, Select Retail Program*                                 $15.00

*Note: Reference Program description in Sales Manual, "Application Submission Criteria."

     4. Debit and Lighthouse Club Fees:

Item                                                         Cost
-----                                                        -----
Debit Monthly Minimum fee                                    $7.50
Debit per Transaction Fee                                    $0.35
Lighthouse Club Equipment and Supply Program Monthly Fee     $9.50


     5. Internet Gateway Fees:

Gateway                                                      Cost
-------                                                      ----
Authorize.Net
Authorize.Net Set-up Fee                                     $99.00
Authorize.Net Monthly Internet Gateway Fee                   $12.50
eCHECK.Net
eCHECK.Net Set-up Fee                                        $49.00
eCHECK.Net Minimum Fee                                       $8.00
eCHECK.Net Discount Rate                                     1%
eCHECK.Net Transaction Fee                                   $0.20
CyberCash
CyberCash Set-up Fee                                         $159.00
CyberCash Internet Monthly Gateway Fee                       $17.50
CyberCash Transaction Fee                                    $0.25
Signio
Signio Set-up Fee                                            $75.00
Signio Internet Monthly Gateway Fee                          $17.50
G-Gate
G-Gate Set-up Fee                                            $50.00
G-Gate Internet Monthly Gateway Fee                          $7.50


     6. The ISO shall pay a registration fee of $11,000 to Bank for ISO program plus any renewals or expenses.

     7. Bank will provide collection service for a fee of 40% of the amount collected.

     8. ISO shall be entitled to 50% for every approved American Express application and 50% of the net profit paid by American Express.

     9. Rolling Reserve against losses: Ten (10) basis points on the total processing amount of the portfolio. Ten percent (10%) per month would be taken out to build the amount for the reserve.

     10. Up-Front Reserve again losses. $25,000.000



                                    EXHIBIT B

                                     PORT 16

--------------------------------------------------------------------------------
The terms are as follows:

     1) Buy Rate: 48 months

             A          B            C          D             E
     -------------------------------------------------------------------
          0.0300      0.0320      0.0360      0.0380       0.0480


     2) Digital Commerce International, Inc. agrees to use Humboldt Bank Credit system as a basis for underwriting leases. All leases of "E" or better will be accepted by Humboldt Bank, subject to the conditions following:

          a) at least 40% of all leases purchased by Buyer will receive a score of "A",
          b) at least 55% of all leases purchased by Buyer will receive a score of "A" or "B",
          c) no more than 22.5% of all leases purchased by Buyer will receive a score of "C"
          d) not more than 15% of all leases purchased by Buyer will achieve a score of "D",
          e) not more than 5% of all leases purchased by Buyer will achieve a score of "E".

     3) Digital Commerce International, Inc. will pay for First Payment Default.

     4) Initial payment due is first month plus last month (to include taxes).

     5) Lease-end options for merchant: - may return equipment - may elect month-to-month extension at existing rate

     6) Buyout at 10% of gross lease amount

     7) Taxes administered by Humboldt Bank

--------------------------------------------------------------------------------
To active this new program, please sign and return. A signed copy must be in the file.

Name:  Jack Combs, Norm Dority                               Humboldt Bank

Business Name: MBS Acquisition  Corp. c/o    Signature: ________________________
Digital  Commerce International Inc.          Date:  ___________________________
Phone:  (888) 505-5688
Fax:  (604)-899-5495
Signature:  ___________________________
Date:  ________________________________